UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 17, 2014

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut	06813
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 17, 2014, FuelCell Energy, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated, as the sole book-running manager, Cowen & Company, as the co-lead manager, and FBR Capital Markets & Co., as the co-manager for the offering (together, the “Underwriters”), relating to the public offering (the “Offering”) of 22,000,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), at a price to the public of $1.25 per share (the “Offering Price”), less underwriting discounts and commissions. Under the terms of the Underwriting Agreement, the Company has also granted the Underwriters a 30-day option to purchase up to an additional 3,300,000 shares of Common Stock offered in the Offering to cover over-allotments, if any, at the Offering Price. The net proceeds to the Company from the sale of the Common Stock, after deducting the Underwriters’ discount and commission and other estimated offering expenses payable by the Company, are expected to be approximately $25.5 million, assuming no exercise by the Underwriters of their over-allotment option. The Offering is expected to close on or about January 23, 2014, subject to the satisfaction of customary closing conditions.

The net proceeds from this offering will be used for project development, project financing, working capital support and general corporate purposes.

The Common Stock is being offered and sold pursuant to a prospectus dated July 18, 2013 and a prospectus supplement filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 17, 2014, in connection with a takedown from the Company’s effective shelf registration statement on Form S-3 (File No. 333-189185) declared effective by the SEC on July 18, 2013.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The Underwriting Agreement has been filed with this report to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The foregoing is only a brief description of the material terms of the Underwriting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 to this report and is incorporated by reference herein.

Item 8.01. Other Events

On January 17, 2014, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of January 17, 2014, between FuelCell Energy, Inc. and Stifel, Nicolaus & Company, Incorporated, As Representative of the several Underwriters

99.1	Press Release, issued January 17, 2014, in connection with the pricing of the Offering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: January 17, 2014	By:	/s/ Michael Bishop
Michael Bishop
Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of January 17, 2014, between FuelCell Energy, Inc. and Stifel, Nicolaus & Company, Incorporated, As Representative of the several Underwriters

99.1	Press Release, issued January 17, 2014, in connection with the pricing of the Offering